Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated November 6, 2025 relating to the Common Stock, par value $0.01 per share of Kopin Corporation, shall be filed on behalf of the undersigned.

November 6, 2025
(Date)

Theon International Plc.

By: Dimitris Parthenis

/s/ Dimitris Parthenis
By: Dimitris Parthenis
Title: Chief Financial Office

Venetus Ltd

By: Emilios Nikolaou

/s/ Emilios Nikolaou
By: Emilios Nikolaou Title: Director

CHRE International

By: Petros Christou

/s/ Petros Christou
By: Petros Christou
Title: Director

Christianos Hadjiminas

/s/ Christianos Hadjiminas